MERRILL LYNCH NATURAL RESOURCES TRUST

FILE # 811- 4282

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/26/01	Williams Companies	$325,125.	$1,192,125,000.	Lehman Brothers

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